     WHEREAS, pursuant to that certain Assignment without recourse of Loan Documents dated April 3, 1998, Imperial Bank has assigned all of its rights with respect to that certain Loan Agreement dated as of December 12, 1997 between Imperial Bank and Image Guided Technologies, Inc. (the "Original Loan Agreement") and all notes and other documents executed in connection therewith, to BankBoston, N.A. Image Guided Technologies, Inc. and BankBoston, N.A. desire to restate and amend the provisions of the Original Loan Agreement, as set forth herein.

     NOW, THEREFORE, the parties agree that the Original Loan Agreement is hereby amended and stated in its entirety as follows:


                      AMENDED AND RESTATED LOAN AGREEMENT

     THIS AMENDED AND RESTATED LOAN AGREEMENT (the "Agreement") is made as of April 3, 1998, between IMAGE GUIDED TECHNOLOGIES, INC., a Colorado corporation with its principal place of business at 5710-B Flatiron Parkway, Boulder, Colorado (the "Borrower"), and BANKBOSTON, N.A. (the "Bank"), a national banking institution having its head office at 100 Federal Street, Boston, Massachusetts.

                           SECTION I

                          DEFINITIONS

     1.1.  GENERAL.

     All capitalized terms used in this Agreement or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

     AGREEMENT. This Agreement (including all exhibits, schedules, annexes and the like referred to herein) as originally executed, or if amended, varied or supplemented from time to time, as so amended, varied or supplemented.

     BPI.  Brimfield Precision, Inc.

     BASE RATE. The rate of interest announced from time to time by the Bank at its head office at 100 Federal Street, Boston, Massachusetts as its "Base Rate," which Base Rate is not necessarily the lowest or best rate available at the Bank or charged to its customers.

     BUSINESS DAY. Any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial lending business.

     CAPITAL EXPENDITURES. All acquisitions of machinery, equipment, land, leaseholds, buildings, leasehold improvements and all other property considered to be fixed assets under generally accepted accounting principles consistently applied. Where a fixed asset is acquired by a lease which is required to be capitalized pursuant to statement of financial accounting standards no. 13 or any successor thereto, the amount required to be capitalized pursuant thereto shall be considered to be an expenditure in the year such asset is first leased.

     CHANGE IN CONTROL. Any event or series of events (including a merger or consolidation) as a result of which (i) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended, together with their affiliates, (ii) shall hold or acquire, directly or indirectly, outstanding voting shares of Borrower such that such person or group, together with such affiliates thereof, is or becomes the "beneficial owner" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act of 1934 as amended) of outstanding voting shares of the Borrower entitling such person or group, together such affiliates, to exercise more than 30% of the total voting power of all classes of outstanding voting shares of Borrower, or
(iii) shall have a sufficient number of its or their nominees elected to Borrower's Board of Directors such that such nominees so elected (whether new of continuing as directors) shall constitute a majority of Borrower's Board of Directors, or (iv) individuals who are directors of Borrower on the date hereof (and any new director whose election by the directors of Borrower or nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the directors of Borrower.

     CODE. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

     COLLATERAL. Any and all property of the Borrower or Brimfield Precision, Inc. in which the Bank now has, or by the Security Agreements acquires or hereafter acquires, a security interest, lien or encumbrance.

     CONSOLIDATED NET OPERATING INCOME. At any date as of which the amount thereof shall be determined, the consolidated net income of the Borrower and its Subsidiaries from continuing operations, after deduction of all expenses, taxes and other proper charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary non-recurring items of income.

     CONSOLIDATED OPERATING CASH FLOW. For any period, an amount equal to (i) the sum of (A) Earnings before Interest and Taxes for such period, PLUS (B) depreciation and amortization expense, LESS (ii) the sum of (A) cash payments for all taxes paid by Borrower and its Subsidiaries during such period and (B) Capital Expenditures made during such period to the extent permitted by the Agreement, PLUS (iii) issuance of long term debt for Bank equipment financing.

     CONSOLIDATED TANGIBLE NET WORTH. At any date as of which the amount thereof shall be determined, the consolidated total assets of the Borrower and its Subsidiaries MINUS (i) the sum of any amounts attributable to (a) goodwill,
(b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (c) all reserves not already deducted from assets; and (d) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of the financial statements referred to in Section 6.6, and (ii) Consolidated Total Liabilities.

     CONSOLIDATED TOTAL LIABILITIES. At any date as of which the amount thereof shall be determined, all obligations that should, in accordance with generally accepted accounting principles, be classified as liabilities on the consolidated balance sheet of the Borrower and its Subsidiaries, including in any event all Indebtedness.

     CONTROLLED GROUP. All trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

     DEFAULT. An event or condition that, with the passage of time or the giving of notice, or both, would constitute an Event of Default if not cured or corrected.

     EARNINGS BEFORE INTEREST AND TAXES. The Consolidated Net Operating Income of the Borrower and its Subsidiaries for any period, but before payment or provision for any income taxes or interest expense for such period, determined in accordance with generally accepted accounting principles.

     ENCUMBRANCES.  See Section 8.5.

     ENVIRONMENTAL LAWS. Any and all applicable foreign, federal, state and local environmental, health or safety statutes, laws, regulations, rules, ordinances, policies and rules or common law (whether now existing or hereafter enacted or promulgated), of all governmental agencies, bureaus or departments which may now or hereafter have jurisdiction over the Borrower or any of its Subsidiaries and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants.

     EQUIPMENT LOANS.  See Section 4.8.

     ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

     EVENT OF DEFAULT.  Any event described in Section IX.

     GUARANTEES. As applied to the Borrower and its Subsidiaries, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the balance sheet of the Borrower, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other person or entity.

     HAZARDOUS MATERIALS. Any substance (i) the presence of which, or the notification of the presence of which, requires or may hereafter require investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "controlled industrial waste" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over the Borrower or its Subsidiaries; or
(iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PCB's").

     INDEBTEDNESS. As applied to the Borrower and its Subsidiaries, (i) all obligations for borrowed money or other extensions of credit, including all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments,
(iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Borrower whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under capital leases that is required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries, (v) all Guarantees, and (vi) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by the Borrower or any of its Subsidiaries.

     INVESTMENTS. The purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other person or entity, any loan, advance or extension of credit to, or contribution to the capital of, any other person or entity, any real estate held for sale or investment, any commodities futures contracts held other than in connection with bona fide hedging transactions, any other investment in any other person or entity, and the making of any commitment or acquisition of any option to make an Investment.

     LOAN. Any loan made to the Borrower by the Bank pursuant to Section II or III of this Agreement and all Equipment Loans, and "Loans" means all of such loans, collectively.

     LOAN DOCUMENTS. All documents and agreements by Borrower in favor of Bank evidencing, securing or otherwise relating to any of the Obligations, including without limitation, all Loans pursuant hereto, including without limitation all Original Loan Documents assigned to the Bank by Imperial Bank and all documents in connection with Equipment Loans.

     NOTES. The Revolving Note, the Term Note, and any notes given in connection with each certain Lease Line of Credit from BancBoston Leasing or a similar affiliate of the Bank (as described in Section 4.8).

     NOTICE OF BORROWING.  Such notice as is required of Borrower pursuant to
Section 2.2.

     OBLIGATIONS. Any and all obligations of the Borrower to the Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising or acquired, regardless of how they arise or are acquired or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

     PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     PERMITTED ENCUMBRANCES.  See Section 8.5.

     PERSON. An individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     PLAN. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group or (ii) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower, or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

     QUALIFIED INVESTMENTS. Investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit or other deposit instruments or accounts of banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000, (iii)
commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors, (iv) mutual funds, and (v) any repurchase agreement secured by any one or more of the foregoing.

     REVOLVING CREDIT COMMITMENT AMOUNT.  $3,000,000.00

     REVOLVING CREDIT TERMINATION DATE.  April 1, 2000.

     REVOLVING LOAN.  Any loan or loans made by Bank pursuant to Section
2.1(a).

     REVOLVING NOTE. The promissory note of the Borrower evidencing the obligation of the Borrower to the Bank to repay the Revolving Loan.

     SECURITY AGREEMENT. The security agreement by each of the Borrower and BPI in favor of Bank of even date hereto as amended by First Amendment of even date (including all exhibits, schedules, annexes and the like referred to therein) as originally executed, or if amended, varied or supplemented from time to time, as so amended, varied or supplemented.

     SUBORDINATED DEBT. The debt in the principal amount of $500,000.00 owed by Borrower to Cruttenden Roth, Inc., evidenced by that certain 12% Subordinated Promissory Note dated December 12, 1997.

     SUBSIDIARY. Any corporation, association, joint stock Borrower, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Borrower; or any other such organization the management of which is directly or indirectly controlled by the Borrower through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which the Borrower has a 50% or more ownership interest.

     TERM LOAN.  The loan made by the Bank pursuant to Section 3.1(a).

     TERM LOAN MATURITY DATE.  April 1, 2003.

     TERM NOTE. The promissory note of the Borrower evidencing the obligation of the Borrower to the Bank to repay the Term Loan.

     TOTAL DEBT SERVICE. The total of (i) interest expense for such period, PLUS (ii) consolidated current maturities of long-term Indebtedness, including annual principal payments of term debt and annual operating and capital lease obligations, for such period.

     1.2. ACCOUNTING TERMS. All terms of an accounting character shall have the meanings assigned thereto by generally accepted accounting principles applied on a basis consistent with the financial statements referred to in
Section 6.6 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.

                                  SECTION II

                        DESCRIPTION OF REVOLVING CREDIT

     2.1.  THE REVOLVING LOANS.

     (a) Subject to the terms and conditions hereof, the Bank will make Revolving Loans to the Borrower from time to time until the close of business on the last Business Day preceding the Revolving Credit Termination Date, in such amounts as the Borrower may request, PROVIDED that the aggregate principal amount of all Revolving Loans at any one time outstanding hereunder may not exceed the Maximum Permitted Amount of Revolving Credit (defined in Section 2.1(b)(iii)). Subject to the terms and conditions hereof, the Borrower may borrow, repay pursuant to Section 2.2, and reborrow, from the date of this Agreement until the last Business Day preceding the Revolving Credit Termination Date, an amount up to the Maximum Permitted Amount of Revolving Credit less any principal amounts outstanding under the Revolving Loan. Any Revolving Loan not repaid by the Revolving Credit Termination Date shall be due and payable on the Revolving Credit Termination Date.

     (b)  DEFINITIONS WITH RESPECT TO REVOLVING LOAN ELIGIBILITY.

          (i) "ACCEPTABLE ACCOUNTS" means an account receivable or accounts receivable of Borrower due not more than:

               (a) ninety (90) days from the date set forth on the original invoice evidencing such account receivable, or

               (b) 120 days from such date in the case of Richard Allen accounts; in each case arising from the absolute sale of goods by Borrower in which Borrower had the sole and complete ownership or the performance of services by Borrower in the ordinary course of its business, which conforms to the warranties set forth in Section 7.14, and which:

                    (A) is not an account receivable of a person or entity obligated to Borrower upon such account receivable (an "Account Debtor") which has suspended business, made a general assignment for the benefit of creditors, committed any act of insolvency, or filed or have had filed against it any petition under any bankruptcy law or any other law or laws for the relief of debtors;

                    (B) is not an account receivable which: (1) is subject to any setoff, counterclaim, defense, allowance or adjustment other than discounts for prompt payment shown on the invoice or to any dispute, objection or complaint by the Account Debtor concerning its liability on the account receivable and the goods, the sale of which gave rise to the account receivable, have not been returned, rejected, lost or damaged; (2) arises from a sale or sales to an affiliate, parent, or subsidiary of the Borrower;
               (3) is the obligation of a Account Debtor located in a foreign country, except that obligations of existing international customers of the Borrower shall be included, and (4) arises from a contract containing a prohibition against assigning or granting a security interest therein; and

                    (C) is not a account receivable which the Bank, in its sole discretion, shall notify the Borrower as being ineligible for an advance.

          (ii) "ACCEPTABLE INVENTORY" means inventory of the Borrower consisting of BPI raw materials, and Borrower finished goods which are held by or on behalf of the Borrower for sale or lease and which is: (A) in first class condition and salable through normal trade channels; (B) new and unused; (C) owned by the Borrower and subject to no lien, security interest, charge or other encumbrance whatsoever, except those of the Bank, if any; and (D) not of a class which the Bank, in its sole discretion, shall notify the Borrower as being ineligible for an advance.

          (iii) "MAXIMUM PERMITTED AMOUNT OF REVOLVING CREDIT" means an amount equal to the lesser of: (A) $3,000,000, or (B) the sum of: (1) ninety percent (90%) of the net balance due on Acceptable Accounts; PLUS
     (2)(i) seventy percent (70%) of the lesser of the cost or market value of Acceptable Inventory consisting of Borrower finished goods and (ii) seventy percent (70%) of the lesser of the cost or market value of Acceptable Inventory consisting of BPI raw materials.

     2.2. NOTICE AND MANNER OF BORROWING. (a) Whenever the Borrower desires to obtain a Revolving Loan hereunder, the Borrower shall notify the Bank (which notice shall be irrevocable) in writing received no later than 10:00 a.m. (Boston, Massachusetts time) one Business Day before the day on which the requested Revolving Loan is to be made. Such notice shall specify the effective date and amount of each Revolving Loan, subject to the limitations set forth in Section 2.1, and shall include a borrowing base certificate evidencing compliance with the provisions of Section 2.1 (each such notification is called a "NOTICE OF BORROWING ").

     (b) Subject to the terms and conditions hereof, the Bank shall make each Revolving Loan on the effective date specified therefor by crediting the amount of such Revolving Loan to the Borrower's demand deposit account with the Bank.

     2.3 INTEREST RATES AND PAYMENT OF INTEREST UPON REVOLVING LOANS. Each Revolving Loan shall bear interest at the Base Rate plus one-quarter of one percent (.25%) per annum. On April 1, 1999, if the Borrower satisfies all covenants set forth herein through December 31, 1998, the interest rate payable with respect to the Revolving Loans shall decrease to the Base Rate. All such interest shall be payable by Borrower to Bank in accordance with the terms and conditions contained herein and in the Revolving Note.

     2.4 REPAYMENT OF PRINCIPAL. Unless due and payable to the Bank sooner, all Revolving Loans outstanding hereunder, and all unpaid interest thereon, shall be due and payable in full on the Revolving Credit Termination Date.

     2.5 THE REVOLVING NOTE. (a) The Revolving Loans shall be evidenced by the Revolving Note, payable to the order of the Bank and having a final maturity on the Revolving

Credit Termination Date. The Revolving Note shall be dated on or before the date of the first Revolving Loan and shall have the blanks therein appropriately completed.

     (b) The Bank shall, and is hereby irrevocably authorized by the Borrower to, enter on the schedule forming a part of the Revolving Note or otherwise in its records appropriate notations evidencing the date and the amount of each Revolving Loan, the applicable interest rate and the date and amount of each payment of principal made by the Borrower with respect thereto; and such notations shall constitute presumptive evidence thereof. The Bank is hereby irrevocably authorized by the Borrower to attach to and make a part of the Revolving Note a continuation of any such schedule as and when required. No failure on the part of the Bank to make any notation as provided in this subsection (b) shall in any way affect any Revolving Loan or the rights or obligations of the Bank or the Borrower with respect thereto.

     2.6. REVOLVING CREDIT AVAILABILITY. The Borrower understands that the Bank will use the Maximum Permitted Amount of Revolving Credit as a maximum ceiling on Revolving Loans. Notwithstanding the other provisions of this Agreement, in computing loan availability under the Revolving Note, the Bank will subtract from the Maximum Permitted Amount of Revolving Credit the aggregate amount of Revolving Loans outstanding upon the Revolving Note.

     2.7. REVOLVING CREDIT EXCESSES. If at any time or times the aggregate amount of Revolving Loans outstanding upon the Revolving Note exceeds the Maximum Permitted Amount of Revolving Credit, the Borrower shall pay immediately to the Bank for application to the Revolving Note all amounts necessary to reduce the aggregate amount of Revolving Loans outstanding under the Revolving Note to an amount not exceeding the Maximum Permitted Amount of Revolving Credit.

     2.8. FACILITY FEES. The Borrower shall pay a facility fee of $15,000.00 at Closing and a quarterly fee equal to one-quarter of one percent on the unused portion of the Revolving Line of Credit.

                                  SECTION III

                           DESCRIPTION OF TERM LOAN

     3.1. THE TERM LOAN. (a) Pursuant to this Agreement, the Bank is this day making a term loan to the Borrower in an original principal amount of TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS ($2,700,000.00) (the "Term Loan"). The principal amount of the Term Loan shall be paid down by the Borrower by an amount equal to FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) upon satisfaction of the conditions described in Section 7.14.

     3.2. INTEREST RATE AND PAYMENT OF INTEREST UPON THE TERM LOAN. The Term Loan shall bear interest at the Base Rate plus one-half of one percent (.50%) per annum. When the Borrower repays the Subordinated Debt as described in
Section 7.14, the principal amount of the Term Loan shall be reduced by $500,000.00 and the interest rate payable with respect to the

Term Loan shall decrease to the Base Rate plus one-quarter of one percent (.25%) per annum. The interest rate payable with respect to the Term Loan shall decrease to the Base Rate on April 1, 2000, if the Borrower satisfies all covenants through, and has an Operating Cash Flow Coverage ratio equal to or greater than 1.50:1.00 on, December 31, 1999. All such interest shall be payable by Borrower to Bank in accordance with the terms and conditions contained herein and in the Term Note.

     3.3. REPAYMENT OF NOTE. Borrower will repay the Term Loan in fifty-nine installments commencing June 1, 1998, the first fifty-eight of which shall be in the principal amount of Forty Thousand Dollars ($40,000.00) plus all interest accrued thereon in arrears, and the fifty-ninth and final payment shall equal Three Hundred Eighty Thousand Dollars ($380,000.00) plus all interest accrued thereon in arrears due on the Term Loan Maturity Date.

     3.4. THE TERM NOTE. (a) The Term Loan shall be evidenced by the Term Note, payable to the order of the Bank and having a final maturity on the Term Loan Maturity Date. The Term Note shall be dated on or before the date of the Term Loan and shall have the blanks therein appropriately completed.

     (b) The Bank shall, and is hereby irrevocably authorized by the Borrower to, enter on the schedule forming a part of the Term Note or otherwise in its records appropriate notations evidencing the date and the amount of the Term Loan, the applicable interest rate and the date and amount of each payment of principal made by the Borrower with respect thereto; and such notations shall constitute presumptive evidence thereof. The Bank is hereby irrevocably authorized by the Borrower to attach to and make a part of the Term Note a continuation of any such schedule as and when required. No failure on the part of the Bank to make any notation as provided in this subsection (b) shall in any way affect the Term Loan or the rights or obligations of the Bank or the Borrower with respect thereto.

     3.5. FACILITY FEE. The Borrower shall pay a facility fee to the Bank for the Term Loan equal to $9,450.00 at the Closing.

                           SECTION IV

               PROVISIONS APPLICABLE TO ALL LOANS

     4.1. INTEREST RATES AND PAYMENTS OF INTEREST. Each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the applicable percentage described in Sections 2.3 and 3.2, which rate shall change contemporaneously with any change in the Base Rate. Such interest shall be payable each month, and when such Loan is due (whether at maturity, by reason of acceleration or otherwise), all in accordance with the terms and conditions of this Agreement and the Notes evidencing such Loan.

     4.2. PAYMENTS AND PREPAYMENTS OF THE LOANS. (a) Revolving Loans may be prepaid at any time, in whole or in part, without premium or penalty, but with accrued interest to the date of payment, at any time and without prior notice.

     (b) If the Borrower desires to prepay the Term Loan in full prior to the Term Loan Maturity Date, it shall pay to the Bank an amount equal to: three percent (3%) of the principal amount outstanding if prepaid during the first, second, or third years of said loan. No amount shall be payable for prepayment after the third year of the Term Loan. The Borrower shall be permitted to make partial prepayments of the Term Loan from its operating cash flow without premium or penalty.

     (c) All payments received by the Bank with respect to any Loan shall be applied first to fees, charges, costs and expenses payable to the Bank with respect thereto under this Agreement, or otherwise, next to interest then accrued on account of such Loan, and only thereafter to principal of the Loan, or in such other manner or order as the Bank shall determine in its sole discretion. All prepayments (with prepayment defined herein as any payment of principal in advance of its due date) shall be applied to the principal payments due with respect to any Loan in the inverse order of their maturity.

     4.3. METHOD OF PAYMENT. All payments and prepayments of principal and any and all other amounts due hereunder shall be made by the Borrower to the Bank at 100 Federal Street, Boston, Massachusetts in immediately available funds and in United States Dollars, on or before 11:00 a.m. (Boston time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. The Bank may, and the Borrower hereby authorizes the Bank to, debit the amount of any payment not made by such time to the demand deposit account of the Borrower with the Bank.

     4.4. LATE CHARGES AND DEFAULT RATE INTEREST. (a) If a payment of principal or interest hereunder or with respect to any Loan is not made within fifteen (15) days of its due date, the Borrower will also pay on demand a late payment charge equal to 5% of the amount of such payment. Nothing in the preceding sentence shall affect the Bank's right to exercise any of its rights or remedies, including those provided in Section 9.2, if an Event of Default has occurred.

     (b) Upon the occurrence of an Event of Default, and without affecting the Bank's right to exercise any of its rights and remedies provided herein, interest upon the principal amount of any Loan, and to the extent permitted by law, on any accrued but unpaid interest thereon, shall, at the Bank's option, accrue at a rate (the "Default Rate") equal to the lesser of (a) the highest interest rate permitted by applicable law or (b) five percent (5%) above the interest rate then applicable to the Loans.

     4.5. COMPUTATION OF INTEREST AND FEES. (a) Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment.

     (b) It is not intended under this Agreement or any of the Notes to charge interest at a rate exceeding the maximum rate of interest permitted to be charged under applicable law, but if interest exceeding said maximum rate should be paid hereunder or thereunder, the excess shall, at the Bank's option, be (a) deemed a voluntary prepayment of principal or (b) refunded to Borrower.

     4.6. AUTHORIZATION TO CHARGE BORROWER'S ACCOUNT. The Borrower authorizes the Bank, in the Bank's sole discretion, to charge when due any monetary Obligation, including, without limitation, all amounts owing for interest, fees, costs and expenses and other charges provided by any of the Notes, or this Agreement, to the outstanding principal balance due upon any of the Notes, to be selected by the Bank in its sole discretion, and such amounts shall be Loans hereunder and shall be disclosed promptly to the Borrower by way of written advices adding such charges to the unpaid balance due upon the Notes, to be selected by the Bank in its sole discretion.

     4.7. CAPITAL ADEQUACY.   If the Bank shall have determined that the
adoption of any applicable law, rule, regulation, guideline, directive or request (whether or not having the force of law) regarding capital requirements for banks or bank holding companies, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any of the foregoing imposes or increases a requirement by the Bank to allocate capital resources to the Bank's commitment to make Loans hereunder which has or would have the effect of reducing the return on the Bank's capital to a level below that which the Bank could have achieved (taking into consideration the Bank's then existing policies with respect to capital adequacy and assuming full utilization of the Bank's capital) but for such adoption, change or compliance by any amount reasonably deemed by the Bank to be material, then the Bank may, at its option and by notice to the Borrower, charge to the Borrower, and Borrower agrees to pay, on demand, to the Bank, as an additional fee hereunder from time to time, such amount or amounts as the Bank, in its good faith judgment, determines to be necessary to compensate the Bank for such reduction in the Bank's return on its capital, upon presentation by the Bank of a statement in the amount and setting forth the Bank's calculation thereof. In determining such amount, the Bank may use any reasonable averaging and attributation method.

     Notwithstanding any other provision hereof, in the event the Bank shall at any time give notice to the Borrower pursuant to this Section 4.7 implementing additional charges pursuant thereto, the Borrower shall have the right to satisfy in full (within thirty (30) days from the date of such notice but without the imposition of any penalty or the additional charges pursuant to this Section 4.7 above, or any prepayment penalty pursuant to
Section 4.2 above, so long such full payment is so received by the Bank within such thirty (30) day period above, and no Default has occurred and is continuing hereunder, all Obligations due the Bank, including, without limitation, all Loans and all unpaid interest thereon. All borrowing availability of Borrower under this Agreement shall automatically terminate upon the Bank's receipt of such full payment if such availability has not already terminated pursuant to any other provision of this Agreement.

     4.8 EQUIPMENT LEASE LOANS. The Borrower has obtained and may in the future obtain equipment lease lines of credit from BancBoston Leasing, including a $1,380,000.00 equipment lease line of credit facility and a $1,000.000.00 new equipment lease line of credit facility (collectively, the "Equipment Loans").

                                   SECTION V

                              CONDITIONS OF LOANS

     5.1. CONDITIONS PRECEDENT TO INITIAL LOAN.   The obligation of the Bank to
make the initial Loans is subject to the condition precedent that the Bank shall have received, in form and substance satisfactory to the Bank and its counsel, the following:

     (a) this Agreement, the Notes and other loan documents, including assignment of existing loan documents in favor of Imperial Bank and amendments thereto, all as required by Bank, duly executed by the Borrower;

     (b) a certificate of the Clerk of the Borrower with respect to resolutions of the Board of Directors authorizing the execution and delivery of this Agreement, the Notes and all other loan documents, and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers;

     (c) the articles of organization of the Borrower and all amendments and supplements thereto, each certified by the clerk as being a true and correct copy thereof;

     (d) the Bylaws of the Borrower and all amendments and supplements thereto, certified by the clerk as being a true and correct copy thereof;

     (e) a certificate of the Secretary of State of the State of Colorado, as to legal existence and good standing in such state and listing all documents on file in the office of said Secretary of State;

     (f) favorable opinions addressed to the Bank from the Borrower's counsel opining as to the matters reasonably required by the Bank; and

     (g) such other documents, and completion of such other matters, as counsel for the Bank may deem necessary or appropriate.

     5.2. CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Bank to make any future Loan advance, including the initial Loan, is further subject to the following conditions:

     (a) timely receipt by the Bank of the applicable Notice of Borrowing, as provided in Section 2.2 hereof;

     (b) the representations and warranties contained in Section VI shall be true and accurate in all material respects on and as of such Notice of Borrowing and on the effective date of the making, continuation or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date), and no Default shall have occurred and be continuing, or would result from such Loan;

     (c) the resolutions referred to in Section 5.1(b) shall remain in full force and effect;

     (d) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Bank, would make it illegal or against the policy of any governmental agency or authority for the Bank to make any Loan hereunder.

     The making of each Loan shall be deemed to be a representation and warranty by the Borrower on the date of the making, continuation or conversion of such Loan as to the accuracy of the facts referred to in subsection (b) of this Section 5.2.

                                  SECTION VI

                        REPRESENTATIONS AND WARRANTIES

     In order to induce the Bank to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants to the Bank that:

     6.1.  ORGANIZATION AND QUALIFICATION.   Each of the Borrower and its
Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business, financial condition, assets or properties of the Borrower or any of its Subsidiaries, (d) has its chief executive office located at the address of the Borrower shown in the preamble to this Agreement and (e) has an office, manufacturing facility, warehouse or occupies space in the states and at the locations specified in EXHIBIT "6.1" hereto.

     6.2.  CORPORATE AUTHORITY.    The execution, delivery and performance of
this Agreement, the Notes and other Loan Documents and the transactions contemplated hereby and thereby are within the corporate power and authority of the Borrower and have been authorized by all necessary corporate proceedings, and do not and will not:

     (a) require any consent or approval of the stockholders of the Borrower other than those consents and approvals, if any, previously obtained;

     (b) contravene any provision of the charter documents or by-laws of the Borrower or any law, rule or regulation applicable to the Borrower;

     (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Borrower; or

     (d) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Borrower.

     6.3. VALID OBLIGATIONS. This Agreement, the Notes and all other Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     6.4. CONSENTS OR APPROVALS. The execution, delivery and performance of this Agreement, the Notes and all other Loan Documents and the transactions contemplated herein and therein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party.

     6.5.  TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES.    Each of the
Borrower and its Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the financial statements referred to in Section 6.6 (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances or those Encumbrances permitted by the Bank and disclosed in EXHIBIT "8.5" hereto, and, except as so disclosed, free from all defects of title that might materially adversely affect such properties, assets or rights, taken as a whole.

     6.6.  FINANCIAL STATEMENTS.   The Borrower has furnished the Bank with its
draft 10-K consolidated financial statement as of December 31, 1997 and with its consolidated statements of income, changes in stockholders' equity and cash
flow for the fiscal year then ended, and related footnotes.   Borrower
represents that the final financial statements for such period shall be identical to the draft statements presented to the Bank. All such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly the financial position of the Borrower and its Subsidiaries as of such dates and the results of the operations of the Borrower and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, not disclosed in such financial statements that involve a material amount.

     6.7.  CHANGES.  Since the date of the financial statements referred to in
Section 6.6, there have been no changes in the assets, liabilities, financial condition, business or prospects of the Borrower or any of its Subsidiaries other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse.

     6.8.  DEFAULTS.  As of the date of this Agreement, no Default exists.

     6.9. TAXES. The Borrower and each Subsidiary have filed all federal, state and other tax returns which were due prior to the date of this Agreement, and all taxes, assessments and other governmental charges (other than those which are being contested in good faith and in accordance with the terms and conditions of Section 7.4 hereof) due from the Borrower and each Subsidiary prior to or as of the date hereof have been fully paid. The Borrower and each

Subsidiary has established and will maintain on their books reserves adequate for the payment of all federal, state and other tax liabilities.

     6.10. LITIGATION. Except as set forth on EXHIBIT "6.10" hereto, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the officers of the Borrower or its Subsidiaries threatened, against the Borrower or any Subsidiary that, if adversely determined, would result in a material judgment not fully covered by insurance or would otherwise have a material adverse effect on the assets, business or prospects of the Borrower or any Subsidiary.

     6.11. USE OF PROCEEDS. No portion of any Loan is to be used for the purpose of purchasing or carrying" any "margin stock" as such terms are used in Regulations G, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended.

     6.12. SUBSIDIARIES. As of the date of this Agreement, all the Subsidiaries of the Borrower are listed on EXHIBIT "6.12" hereto. The Borrower is the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding stock of each Subsidiary, except for liens in favor of the Bank as assignee of Imperial Bank. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

     6.13. INVESTMENT BORROWER ACT. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

     6.14. COMPLIANCE WITH ERISA. The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any Plan.

     6.15. SECURITY INTEREST. Each Security Agreement creates and continues in favor of the Bank a security interest in the Collateral as described therein. All financing statements with respect to the Collateral have been executed and will be filed on or before the date of the initial Loan hereunder in all offices necessary to perfect a security interest in the Collateral, and such security interest constitutes a first priority perfected security interest in the Collateral, except in Collateral (if any) in which a security interest cannot be perfected by filing under the Uniform Commercial Code and except for Permitted Encumbrances.

     6.16.  INTENTIONALLY DELETED.

     6.17. TAXES AND CHARGES RELATING TO THE AGREEMENT. All state and local recording, franchise, stamp, documentary and other governmental charges and assessments required to be paid in connection with the execution, delivery, filing or recordation of, or as a condition to, the enforcement of this Agreement, or the Bank's lien on or security interest in the Collateral, have been duly paid.

     6.18. ENVIRONMENTAL MATTERS. (a) The Borrower and each of its Subsidiaries has obtained all material permits, licenses and other authorizations which are required under all Environmental Laws. The Borrower and each of its Subsidiaries is in material compliance with the terms and conditions of all such permits, licenses and authorizations, and is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

     (b) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including, without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials.

     (c) No material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no property now or previously owned, leased or used by the Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

     (d) There are no liens or encumbrances arising under or pursuant to any Environmental Laws on any of the real property or properties owned, leased or used by the Borrower or any of its Subsidiaries and no governmental actions have been taken or are in process which could subject any of such properties to such liens or encumbrances or, as a result of which the Borrower or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

     (e) Neither the Borrower or any of its Subsidiaries, nor any previous owner, tenant, occupant or user of any property owned, leased or used by the Borrower or any of its Subsidiaries has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal (whether legal or illegal, accidental or intentional) of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with all Environmental Laws; nor have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance with all Environmental Laws.

     (f) Borrower agrees to indemnify, defend and hold harmless the Bank from and against any and all liabilities, debts, liens, claims, causes of action, administrative orders or notices, losses, permit fees, damages, fines, penalties, or expenses, including reasonable attorney's fees, suffered or incurred by the Bank on account of the presence or release of any Hazardous Material in, upon or under any property now or previously owned, leased or used by Borrower or any of its Subsidiaries, or the failure of the Borrower or any of its Subsidiaries to comply with any Environmental Law.

     6.19. INTELLECTUAL PROPERTY RIGHTS. Borrower owns or has a valid right to use the patents, patent rights or licenses, trademarks, trademark rights and trade names or trade name rights or franchises now being used or necessary to conduct its business, all of the patents and trademarks of which are listed on
EXHIBIT 6.19 hereto, and the conduct of its business as now operated does not conflict with valid patents, patent rights or licenses, copyrights, trademarks, trademark rights and trade names and trade name rights or franchises of others in any manner. Borrower has not granted any license, franchise or other right to use with respect to any of Borrower's intellectual property except for the licenses which are also listed in EXHIBIT 6.19 hereto. Borrower agrees not to enter into any agreement which is inconsistent with Borrower's obligations under this Agreement, without Bank's prior written consent. Borrower has granted and may, however, grant licenses pursuant to OEM agreements entered into in the ordinary course of its business. True and complete copies of each license and franchise agreement, and evidence of all patents, patent rights, trademarks, trademark rights, copyrights, trade names and trade name rights, shall be furnished to the Bank upon request. If Borrower shall obtain any new rights in and to any patents, copyrights, trademarks, tradenames or other intellectual property, the provisions of this Agreement shall apply, and Borrower shall, within ten (10) days thereof, if not sooner, give Bank proper written notice thereof, and the Bank shall be authorized to amend EXHIBIT 6.19 hereof to include such additional rights.

                                  SECTION VII

                             AFFIRMATIVE COVENANTS

     So long as the Bank has any commitment to lend hereunder or any Loan or other Obligation remains outstanding, the Borrower covenants as follows:

     7.1. FINANCIAL STATEMENTS AND OTHER REPORTING REQUIREMENTS. The Borrower shall furnish to the Bank:

     (a) as soon as available to the Borrower, but in any event within 90 days after the end of each of its fiscal years commencing December 31, 1998, a consolidated balance sheet as of the end of, and a related consolidated statement of income, changes in stockholders' equity and cash flow for, such year (together with comparative figures for the preceding year, and with all expenses detailed to the Bank's satisfaction), audited and unqualified by certified public accountants acceptable to the Bank with respect to Borrower and its Subsidiaries; and, concurrently with such financial statements, a copy of said certified public accountants' management report and a written statement by such accountants that Borrower is not in violation of any of the financial covenants contained herein, and that in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

     (b) as soon as available to the Borrower, but in any event within 45 days after the end of each fiscal quarter for Borrower commencing March 31, 1998, a consolidated balance sheet as of the end of, and a related consolidated statement of income and cash flow for, the period then ended, all as internally prepared by Borrower in accordance with generally accepted accounting principals consistently applied (together with comparison figures for the preceding year, and with all expenses detailed to the Bank's satisfaction) and certified to by Borrower's chief financial officer but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount.

     (c) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 7.1, a compliance certificate signed on behalf of the Borrower by its chief financial officer;

     (d) Promptly upon completion thereof, and in any event not later than December 1 of each fiscal year, deliver to Bank a copy of the annual business plan and budget of Borrower and its Subsidiaries for the next fiscal year, including budgeted results for each fiscal quarter and for the fiscal year as a whole, and upon the delivery of any financial statements relating to any period included in such budget, a summary comparing the actual financial performance of Borrower and its Subsidiaries during such period to that shown in the budget.

     (e) Promptly upon any filing thereof by Borrower, any annual, periodic, or special reports or registration statements which Borrower may file with the Securities and Exchange Commission or with any other securities exchange.

     (f) if and when the Borrower gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

     (g) immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

     (h) promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries of which it has notice, the outcome of which would or might have a materially adverse effect on the assets, business, prospects or financial condition of the

Borrower or the Borrower and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto;

     (i)  as soon as available to Borrower, but in any event within fifteen
(15) days of the end of each quarter and in form and substance satisfactory to the Bank, (i) an internally prepared listing of all accounts receivables and their aging status, and (ii) internally prepared accounts payable summary aging reports;

     (j) by September 15 of each year, copies of the signed, dated and filed federal income tax return for the Borrower and for Brimfield Precision, Inc. with respect to the income tax year (then) just ended;

     (k) immediately upon becoming aware of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries regarding any potential violation of environmental laws or any spill, release, discharge or disposal of any Hazardous Material, or upon becoming aware of any violation of any Environmental Law or any spill, release, discharge or disposal of any Hazardous Material by Borrower or any of its Subsidiaries, written notice thereof and the action being or proposed to be taken with respect thereto;

     (l) simultaneous with any Change in Control; and

     (m) from time to time, such other financial data and information about the Borrower or its Subsidiaries as the Bank may reasonably request.

     7.2. CONDUCT OF BUSINESS. Each of the Borrower and its Subsidiaries shall:

     (a) duly observe and comply in all material respects with all applicable laws and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets, and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business;

     (b) maintain its corporate existence;

     (c) remain engaged substantially in the business of manufacturing image guided surgery products, surgical instruments, and implants; and

     (d) maintain its chief executive office at the address specified in the preamble hereof, unless the Bank shall have first been notified in writing of any change.

     7.3. MAINTENANCE AND INSURANCE. Each of the Borrower and its Subsidiaries shall maintain its properties in good repair, working order and condition as required for the normal conduct of its business. Each of the Borrower and its Subsidiaries shall at all times maintain with financially sound and reputable insurers, liability and casualty insurance customary for companies engaged in businesses similar to that of the Borrower and its Subsidiaries including in any event fire and extended coverage and theft, and, with respect to the Borrower's casualty insurance covering the Collateral, shall, in addition be in amounts, containing such terms, in such form, and for such periods as may be reasonably satisfactory to the Bank, such insurance to be payable to the Bank (as loss payee and additional insured) and the Borrower as their interests may appear. All such policies of insurance shall provide for no less than thirty (30) days written minimum cancellation notice to the Bank. In the event a failure to provide and maintain insurance as herein required, the Bank may, at its option, provide such insurance and charge the amount thereof to the Revolving Note, which amount shall bear interest at the rate specified in, and in accordance with, Section 2.3 of this Agreement. The Borrower shall furnish to the Bank certificates or other evidence reasonably satisfactory to the Bank of compliance with the foregoing insurance provisions.

     7.4. TAXES. The Borrower shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties on or prior to the time when they become due provided that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles and no lien shall have been filed to secure any such tax, assessment or charge.

     7.5. INSPECTION AND VERIFICATION OF ACCOUNTS. The Borrower shall permit the Bank or its designees, upon request at any reasonable time and upon reasonable notice (or if a Default shall have occurred and is upon request continuing, at any time and without prior notice), including without limitation at least once per year for examination by the Bank of the Borrower and BPI, to
(i) visit and inspect the properties of the Borrower and its Subsidiaries, (ii) examine and make copies of and take abstracts from the books and records of the Borrower and its Subsidiaries, (iii) discuss the affairs, finances and accounts of the Borrower and its Subsidiaries and their appropriate officers, employees and accountants and (iv) arrange for verification of accounts receivables under reasonable procedures directly with the Borrower's accountants, the account debtors or by other methods. In handling such information the Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to subsections 7.1(a), (b), or (c) except that disclosure of such information may be made (i) to the subsidiaries or affiliates of the Bank in connection with their present or prospective business relations with the Borrower, (ii) to prospective transferees or purchasers of an interest in the Loans, (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order and
(iv) as may be required in connection with the examination, audit or similar investigation of the Bank.

     7.6. MAINTENANCE OF BOOKS AND RECORDS. Each of the Borrower and its Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with generally accepted accounting principles consistently applied and applicable law.

     7.7 SENIOR DEBT/EARNINGS BEFORE INTEREST AND TAXES. Borrower shall, by December 31, 1998 and as of the end of each fiscal year for Borrower thereafter, maintain a ratio of Senior Debt (which shall mean all Bank secured debt including operating leases with BancBoston Leasing), to Earnings before Interest and Taxes, PLUS depreciation and amortization, as follows:

     Fiscal Year End                    Ratio
     ---------------                    ------
     12/31/98                           2.65:1.0

     12/31/99                           2.50:1.0

     12/31/2000                         2.35:1.0

     7.8. CONSOLIDATED TOTAL LIABILITIES TO CONSOLIDATED TANGIBLE NET WORTH RATIO. Borrower shall, as of the end of each quarter (commencing with Borrower's fiscal quarter ending June 30, 1998), maintain a ratio of Consolidated Total Liabilities as of the end of such fiscal year to Consolidated Tangible Net Worth as follows:

     Quarter End                        Ratio
     ---------------                    ------
     6/30/98                            4.25:1.0

     12/31/98                           3.50:1.0

     12/31/99                           3.00:1.0

     12/31/2000                         2.50:1.0

     7.9. OPERATING CASH FLOW COVERAGE. Borrower shall, with respect to each "rolling" four quarter period ending on the last day of each fiscal quarter for Borrower (commencing with Borrower's fiscal quarter ending June 31, 1998), maintain a ratio of consolidated Operating Cash Flow to Total Debt Service of not less than 1.35:1.00.

     7.10. PRINCIPAL DEPOSITORY. Borrower will at all times maintain the Bank as its principal bank of deposit and account for purposes of facilitating perfection of Bank's security interest and to facilitate Loan advances pursuant hereto. The Borrower shall upon request, permit the Bank to be a co-borrower on the depository accounts of the Borrower located at financial institutions other than the Bank, and the Borrower will execute any documents necessary to provide the Bank with the right to collect all such deposits following an Event of Default.

     7.11.     INTENTIONALLY DELETED.

     7.12. SHAREHOLDER/OFFICER DEBT SUBORDINATION. All debt due shareholders, officers, related parties, and guarantors shall be fully subordinated to the Bank and remain at standstill until all debt due to the Bank is paid in full.

     7.13 ACCOUNTS RECEIVABLE WARRANTIES. Each Acceptable Account is or, at the time it comes into existence will be, a true and correct statement of: (A) the bona fide indebtedness of the applicable Account Debtor; and (B) the amount of the account for merchandise sold and delivered to, or for services performed for and accepted by, such Account Debtor, net of any charges, adjustments, discounts or other reductions whatsoever; and (i) at the time of each borrowing hereunder, there are and, to the best of the Borrower's knowledge after due investigation, will be no defenses, counterclaims, discounts or setoffs that may be asserted against Acceptable Accounts.

     7.14 REPAYMENT OF SUBORDINATED DEBT. Within ninety (90) days of the date hereof, the Borrower shall raise One Million Dollars ($1,000,000.00) (either in equity or fully subordinated debt) and shall apply such funds to repay the Subordinated Debt and to reduce the principal amount of the Term Loan by Five Hundred Thousand Dollars ($500,000.00).

     7.15 FURTHER ASSURANCES. At any time and from time to time the Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Bank to effect the purposes of this Agreement, the Notes or other Loan Documents.

                                 SECTION VIII

                              NEGATIVE COVENANTS

     So long as the Bank has any commitment to lend hereunder or any Loan or other Obligation remains outstanding, the Borrower covenants as follows:

     8.1. INDEBTEDNESS. Neither the Borrower or any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

     (a) Indebtedness of the Borrower to the Bank or any of its Subsidiaries to the Bank or any of its affiliates;

     (b) Indebtedness existing as of the date of this Agreement and disclosed on EXHIBIT "8.1(b)" hereto or in the financial statements referred to in
Section 8.1(a); and

     (c) Indebtedness secured by Permitted Encumbrances.

     8.2. CONTINGENT LIABILITIES. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or remain liable with respect to any Guarantees other than the following:

     (a) Guarantees in favor of the Bank, or any of its or their affiliates;

     (b) Guarantees existing on the date of this Agreement and disclosed on EXHIBIT "8.2(B)" hereto or in the financial statements referred to in Section 6.6;

     (c) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

     (d) Guarantees with respect to surety, appeal performance and return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

     (e) Guarantees of normal trade debt relating to the acquisition of goods and supplies; and

     8.3. LEASES. Neither the Borrower nor any of its Subsidiaries shall during any fiscal year enter into any leases of real or personal property as lessee, except for capital leases to the extent not otherwise prohibited by or constituting a violation of any other provision of this Agreement, and except for leases pursuant to any Equipment Loans, and except for any other lease in an amount up to $25,000.

     8.4. SALE AND LEASEBACK. Neither the Borrower nor any of its Subsidiaries shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Borrower or any such Subsidiaries intends to use for substantially the same purpose as the property being sold or transferred.

     8.5. ENCUMBRANCES. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance , including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("ENCUMBRANCES"), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following ("PERMITTED ENCUMBRANCES"):

     (a) Encumbrances in favor of the Bank, or any of the Bank's affiliates;

     (b) Encumbrances existing as of the date of this Agreement and disclosed in EXHIBIT "8.5" hereto;

     (c) Liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 7.4;

     (d) Landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and

     (e) Rights of lessors under capital leases.

     8.6. MERGER; CONSOLIDATION; SALE OR LEASE OF ASSETS. Neither the Borrower nor any of its Subsidiaries shall sell, transfer, lease or otherwise dispose of assets or properties other than sales of inventory or obsolete equipment to the extent permitted under the terms of the Security Agreement, or liquidate, merge or consolidate into or with any other person or entity.

     8.7 ADDITIONAL STOCK ISSUANCE. The Borrower shall not permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto other than to the Borrower. Neither the Borrower nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except to the Borrower or any of its wholly-owned Subsidiaries.

     8.8. EQUITY DISTRIBUTIONS. Without the prior written consent of the Bank, the Borrower shall not pay any dividends on any class of its capital stock or make any other distribution or payment on account of or in redemption, retirement or purchase of such capital stock; PROVIDED that this Section shall not apply to (i) the issuance, delivery or distribution by the Borrower of shares of its common stock pro rata to its existing shareholders,
(ii) the purchase or redemption by the Borrower of its capital stock with the proceeds of the issuance of additional shares of capital stock, (iii) the declaration and payment of dividends to shareholders of Borrower so long as at the time of any such declaration and payment (and after giving effect thereto) no Default (including, without limitation, a violation of any financial covenant herein) has occurred and is continuing hereunder nor would a Default (including, without limitation, a violation of any financial covenant herein) have occurred had the declaration and payment occurred as of the last day of the prior fiscal quarter or year for Borrower, all as confirmed to the satisfaction of the Bank by the financial information required to be furnished to the Bank pursuant to Section 7.1(a) and (b) hereof with respect to such prior fiscal year and quarter preceding such dividend; or (iv) the exercise of options or warrants pursuant to "cashless" exercise provisions or the withholding of shares of stock exercisable upon issuance of employee stock options to cover withholding taxes.

     8.9. INVESTMENTS. Without the Bank's consent, neither the Borrower nor any of its Subsidiaries shall make or maintain any Investments other than
(i) existing Investments in Subsidiaries, and (ii) Qualified Investments.

     8.10. ERISA. Neither the Borrower nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any "prohibited transaction" (as defined in Section 4975 of the Code, (ii) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section 4068 of ERISA.

     8.11. ENVIRONMENTAL COMPLIANCE. Borrower covenants to duly observe and comply with all Environmental Laws, not to use or store (except in the ordinary course of Borrower's business and in full compliance with all Environmental Laws), transport, dispose or release, or suffer or permit the use or storage (except where such transport, disposal, release, use or storage occurs in the ordinary course of Borrower's business and in full compliance with all Environmental Laws), transportation, disposal or release by any other party of, any Hazardous Material on, in or from any Collateral or any premises upon which such Collateral is at any time located.

     8.12. FISCAL YEAR AND CAPITAL STRUCTURE. The Borrower will not change its fiscal year or capital structure, nor will Borrower permit any of its Subsidiaries to change its fiscal year or capital structure or suffer or permit any circumstance to exist in which any such Subsidiary is not wholly-owned, directly or indirectly, by the Borrower.

     8.13 CAPITAL EXPENDITURES. The Borrower shall not incur Capital Expenditures in excess of the following amounts for the following periods:

     FISCAL YEAR END               LIMIT
     ---------------               ------
     12/31/98                      $1,000,000.00

     12/31/99                         750,000.00

     12/31/2000                       750,000.00


     Notwithstanding the foregoing, any amount not incurred in 1998 may be incurred in 1999 provided that the aggregate limit for fiscal years 1998 and 1999 is $1,750,000.

     8.14. TRANSACTIONS WITH AFFILIATES. Except as set forth in EXHIBIT "8.14", the Borrower will not enter into any transaction, including, without limitation, the purchase, sale or exchange of any property, or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms-length transaction with any Person not an Affiliate. As used herein, the term "Affiliate" includes (i) any officer or director of the Borrower or any Subsidiary, or (ii) any Person, which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Borrower, or (iii) any Person which beneficially owns or holds five percent (5%) or more of any class of equity or debt securities of the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

     8.15. CHANGE OF CONTROL TRIGGERING EVENTS. The Borrower will not enter into or undertake any transaction, arrangement or agreement (whether a consolidation, merger, issue or sale of capital stock or other securities, reorganization, voting agreement or otherwise) that will or could reasonably be expected to result in a Change of Control.

                                  SECTION IX

                                   DEFAULTS

     9.1. EVENTS OF DEFAULT. There shall be an Event of Default hereunder if any of the following events occurs:

     (a) The Borrower shall fail to pay within ten (10) days of the due date therefor (i) any amount of principal of or interest on any Loan, or (ii) any fees or expenses payable hereunder; or

     (b) The Borrower shall fail to perform any term, covenant or agreement contained in Sections 7 or 8;

     (c) The Borrower shall fail to perform any term, covenant or agreement (other than in respect of any other subsection of this Section 9.1) contained in this Agreement and such default shall continue for 30 days after notice thereof has been sent by the Bank to the Borrower; or

     (d) Any representation or warranty of the Borrower made in this Agreement or any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

     (e) The Borrower or any of its Subsidiaries (except with respect to obligations to the Bank or its affiliates which are addressed in Section 9.1(j)), shall fail to (i) pay within ten (10) days of maturity, or within any applicable period of grace, any obligations for borrowed monies or advances of Five Thousand Dollars ($5,000.00) or more, or for the use of real or personal property, or (ii) observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances, or relating to such use of real or personal property, the result of which failure is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity upon delivery of required notice, if any; or

     (f) The Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property,
(ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under such Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

     (g) A proceeding or case shall be commenced, without the application or consent of the Borrower in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 30 days; or an order for relief shall be entered in an involuntary case under such Bankruptcy Code, against the Borrower or action under the laws of the jurisdiction of incorporation or organization of the Borrower similar to any of the foregoing shall be taken with respect to the Borrower and shall continue unstayed and in effect for any period of 60 days; or

     (h) A judgment or order for the payment of money not covered by insurance shall be entered against the Borrower by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower, and such judgment, order, warrant or process shall continue undischarged or unstayed for 60 days; or

     (i) The Borrower or any member of the Controlled Group shall fail to pay when due any amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrowers, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower and such proceedings shall not have been dismissed within 60 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated;

     (j) Borrower or any guarantor (including BPI) shall fail to perform or observe, after any applicable period of grace, any term, covenant or agreement contained in, or the occurrence of a default or event of default under, any note, contract, agreement or understanding (whether related or unrelated to this Agreement) now existing or hereafter entered into with or for the benefit of the Bank, BancBoston Leasing or any affiliate in any capacity or capacities;

     (k) The occurrence of any of the foregoing Events of Default with respect to any guarantor (including without limitation, BPI) or endorser of any obligation of Borrower to Bank, including, but not limited to, the breach of, or the occurrence of a default or event of default under, any obligation or agreement by any such guarantor (including without limitation, BPI), or endorser in favor of the Bank;

     (l) The revocation or termination of any guaranty in favor of Bank by any guarantor (including, without limitation, BPI), of any obligation of Borrower to the Bank;

     (m) A Change in Control shall occur;

     (n) The Collateral or the real estate (the "Real Property") subject to a mortgage (the "Mortgage") granted to the Bank by BPI to secure its guaranty, or any portion thereof, shall be damaged by fire or other casualty (i) which involves an uninsured loss involving aggregate costs of repair, restoration or replacement, in the Bank's sole judgment, exceeding $100,000 or (ii) in connection with which the Bank is not obligated, under the provisions of either the Security Agreement, or the Mortgage, to make available insurance proceeds, if any, to assist the repair, replacement or restoration of the Collateral or Real Property; or

     (o) The Collateral or Real Property, or any portion thereof, shall be damaged or taken through condemnation or conveyance in lieu thereof (i) which involves, in the Bank's sole judgment, an award or claim for damages in excess of $50,000 or (ii) in connection with which the Bank is not obligated, under the provisions of either the Security Agreement with the Borrower or the Mortgage, to make available the proceeds of any award or claim for damages in connection therewith to assist the restoration of the Collateral or Real Property.

     9.2. REMEDIES. Upon the occurrence of an Event of Default described in subsections 9.1(f) and (g), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the Bank's option and upon the Bank's declaration:

     (a) The Bank's commitment to make any further Loans hereunder shall terminate;

     (b) The unpaid principal amount of the Loans together with accrued interest and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

     (c) The Bank may exercise any and all rights it has under this Agreement or any other documents or agreements executed in connection herewith, or at law or in equity, and proceed to protect and enforce the Bank's rights by any action at law, in equity or other appropriate proceeding.

     9.3 CROSS-DEFAULT AND CROSS-COLLATERALIZATION. An Event of Default in any of the terms and conditions of the Loans shall constitute a Default in all other Obligations (or any document evidencing such obligation or security therefor) of the Borrower, and all obligations (however arising) of any guarantor including BPI, to the Bank. An Event of Default in any of the terms and conditions of any other Obligations (or any document evidencing such obligation or security therefor) of the Borrower, or any obligations of any guarantor including BPI to the Bank (however arising), shall constitute an Event of Default hereunder. All Collateral granted by the Borrower or any guarantor including BPI to the Bank shall secure all Obligations of the Borrower and such guarantor to the Bank.

                                   SECTION X

                                 MISCELLANEOUS

     10.1. NOTICES. All notices, requests and demands to or upon the Borrower or the Bank shall be deemed to have been duly given or made: if by telecopy, telex, telegram or by hand, immediately upon sending or delivery; if by any overnight delivery service, one (1) day after dispatch; and if mailed by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands are to be given or made to the respective parties at the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

     (a)  If to the Borrower:

          Image Guided Technologies, Inc.
          5710-B Flatiron Parkway
          Boulder, Colorado
          ATTN:       Jeffrey J. Hiller, Vice President

          Telephone:  (303) 447-0248
          Telecopier: (303) 447-3905

     (b)  With a copy to:
          William G. Tanis, Esq.
          Ireland, Stapleton
          1675 Broadway, Suite 2600
          Denver, CO 80202-4685

          Telephone:  (303) 623-2700
          Telecopier: (303) 623-2062

     (c)  If to the Bank:
          BankBoston, N.A.
          1350 Main Street
          Springfield, MA  01103
          ATTN:  David M. Hobert, Vice President

          Telephone:  (413) 731-4003
          Telecopier: (413)  731-4433

     (d)  With a copy to:
          Robinson, Donovan, Madden & Barry, P.C.
          1500 Main Street, 16th Floor
          Springfield, MA  01115
          ATTN: James F. Martin, Esquire

          Telephone:  (413) 732-2301
          Telecopier: (413) 785-4658


     10.2. EXPENSES. The Borrower shall, on demand, pay or reimburse the Bank for all reasonable incurred expenses (including attorneys' fees of outside counsel or allocation costs of in-house counsel) incurred or paid by the Bank in connection with the administration or amendment of this Agreement (whether or not the transactions contemplated hereby shall be consummated) and with the enforcement of any Obligation of the Borrower or exercise of any right of the Bank hereunder.

     10.3. SET-OFF. Regardless of the adequacy of the Collateral or other means of obtaining payment of the Obligations, any deposits, balances or other sums credited by or due from the head office of the Bank or any of its branch offices to the Borrower may, at any time after the occurrence of a Default hereunder, without notice to the Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by the Bank against any and all obligations of the Borrower to the Bank or any of its affiliates in such manner as the head office of the Bank or any of its branch offices in their sole discretion may determine, and the Borrower hereby grants the Bank a continuing security interest in such deposits, balances or other sums for the payment and performance of all such obligations.

     10.4. TERM OF AGREEMENT. This Agreement shall continue in force and effect so long as the Bank has any commitment to make Loans hereunder or any Loan or any Obligation shall be outstanding.

     10.5. NO WAIVERS. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

     10.6. GOVERNING LAW. This Agreement and the Notes shall be deemed to be a contracts made under seal and shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

     10.7. AMENDMENTS. Neither this Agreement nor the Notes nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Bank and, in the case of amendments, by the Borrower.

     10.8. BINDING EFFECT OF AN AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns; PROVIDED that the Borrower may not assign or transfer its rights or obligations hereunder. The Bank may assign all of its rights and obligations hereunder without the consent of the Borrower.
The Bank may sell, transfer or grant participations in any Loan without the prior written consent of the Borrower, and the Borrower agrees that any transferee or participant shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all rights in respect thereof granted to Bank hereunder.

     10.9. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

     10.10. SEVERABILITY. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

     10.11.    INTENTIONALLY DELETED.

     10.12. CAPTIONS. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

     10.13. ENTIRE AGREEMENT. This Agreement, the Revolving Note, and the documents and agreements executed in connection herewith and therewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

     10.14. JURY WAIVER. EACH OF THE BORROWER AND THE BANK AGREE THAT NEITHER OF THEM, NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE BORROWER AND THE BANK, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE BORROWER NOR THE BANK HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as an instrument under seal as of the day and year first above written.

                                   IMAGE GUIDED TECHNOLOGIES, INC.



                                   By: /s/ Jeffrey J.Hiller
------------------------           ----------------------------------
Witness                               Name:   Jeffrey J. Hiller
                                      Title:  Vice President
                                      [Seal]

                                   BANKBOSTON, N.A.



                                   By: /s/ David M. Hobert
------------------------           ----------------------------------
Witness                               Name:   David M. Hobert
                                      Title:  Vice President
                                      [Seal]